Exhibit 5.1

Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv 67891, Israel

September 23, 2011

Elbit Imaging Ltd.
2 Weitzman Street
Tel Aviv, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Elbit Imaging Ltd., an Israeli company (the “Company”), in connection with a Prospectus Supplement filed pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”), dated September 22, 2011, to the Registration Statement on Form F-3 (File No. 333-172122) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act, relating to the offering of a warrant (the "Warrant") to purchase 3,000,000 ordinary shares of the Company, par value NIS 1.00 per share ("Ordinary Shares"), including the Ordinary Shares issuable upon exercise of the Warrants (the “Warrant Shares”), pursuant to a Secured Term Loan Agreement dated September 21, 2011 (the "Loan Agreement"), by and between Eastgate Property LLC as lender, Elbit USA, LLC as borrower and the Company as guarantor.

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto and such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that:

1.	The Warrant has been duly authorized for issuance, is validly and legally issued, fully paid and non-assessable.

2.
The Warrant Shares have been duly authorized and, when issued by the Company and delivered upon payment of the consideration therefor as contemplated by the Warrant, will be legally issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion on Form 6-K, the incorporation thereof by reference in the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters.”  This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.